                                                                      EXHIBIT 12

                               AZTAR CORPORATION

                       RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)

                                                                                      SIX MONTHS ENDED
                                                     YEAR ENDED                      -------------------
                                  ------------------------------------------------   JUNE 29,   JUNE 28,
                                   1996      1997      1998      1999       2000       2000       2001
                                  -------   -------   -------   -------   --------   --------   --------
Income/(Loss) from continuing
  operations before income taxes
  and extraordinary items.......  $(2,060)  $ 2,257   $19,876   $34,351   $ 70,695   $40,090    $43,339
Fixed charges excluding interest
  expense capitalized...........   66,727    72,307    68,122    59,750     49,290    24,824     22,981
Amortization of previously
  capitalized interest..........      974     1,048     1,048     1,041      1,041       521        521
                                  -------   -------   -------   -------   --------   -------    -------
Adjusted earnings...............  $65,641   $75,612   $89,046   $95,142   $121,026   $65,435    $66,841
                                  =======   =======   =======   =======   ========   =======    =======
Fixed charges:
  Interest expense..............  $58,577   $62,543   $59,588   $52,763   $ 41,913   $21,262    $19,162
  Interest portion of rent(1)...    8,150     9,764     8,534     6,987      7,377     3,562      3,819
                                  -------   -------   -------   -------   --------   -------    -------
                                   66,727    72,307    68,122    59,750     49,290    24,824     22,981
Interest expense capitalized....    4,503        --        --        --        119        --        478
                                  -------   -------   -------   -------   --------   -------    -------
     Total fixed charges........  $71,230   $72,307   $68,122   $59,750   $ 49,409   $24,824    $23,459
                                  =======   =======   =======   =======   ========   =======    =======
Ratio of earnings to fixed
  charges.......................       --     1.05x     1.31x     1.59x      2.45x     2.64x      2.85x
                                  =======   =======   =======   =======   ========   =======    =======
Fixed charges in excess of
  earnings......................  $ 5,589
                                  =======

---------------

(1) The portion of operating lease rental expense considered to be representative of the interest factor is calculated as the actual interest expense inherent in Aztar's lease payments for its Tropicana Las Vegas property plus one-third of all other rents.